Exhibit 99.1

Aldeyra Therapeutics Opens Enrollment in Sjögren-Larsson Syndrome Clinical Trial and Finalizes Noninfectious Anterior Uveitis Clinical Trial Protocol

Lexington, MA, March 17, 2015 – Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today announced that it has opened enrollment for its Phase II clinical trial of NS2 for patients with Sjögren-Larsson Syndrome.

In addition, Alderya announced that the U.S. Food and Drug Administration (FDA) has accepted its submission of an amended protocol for its Phase II clinical trial of NS2 in patients with noninfectious anterior uveitis. With the protocol finalized, Aldeyra continues to expect the trial to begin enrollment in the first half of 2015, with preliminary data expected by the end of the year.

Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra, commented, “We are pleased to continue advancing our clinical trials as planned. We believe that our Sjögren-Larsson Syndrome clinical trial site, which is the top treatment center for these patients in the U.S., will enable us to initiate and complete enrollment efficiently. With regard to noninfectious anterior uveitis, our trial protocol has been finalized and we anticipate Institutional Review Board approval in the near term. We are fortunate to have engaged some of the top anterior uveitis clinical sites in the U.S. to lead this study. Overall, we believe we are well positioned as we begin Phase II testing of NS2.”

About NS2

NS2 is an aldehyde-binding small molecule based on an innovative platform technology focused on trapping free aldehydes, which are toxic and pro-inflammatory mediators of numerous diseases. By decreasing aldehyde load, NS2 may mitigate excessive inflammation and address diseases where aldehydes are thought to mediate pathology.

About Sjögren-Larsson Syndrome

Sjögren-Larsson Syndrome (SLS) is a rare disease caused by mutations in fatty acid aldehyde dehydrogenase that lead to severe ichthyosis (scaly, thickened, dry skin), neurological disorders, and retinal disease.

About Noninfectious Anterior Uveitis

Noninfectious anterior uveitis is a rare disease characterized by inflammation in the front of the eye, pain, impaired vision, and photophobia.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra has initiated clinical testing of NS2 for the treatment of Sjögren-Larsson Syndrome and plans to initiate clinical testing of NS2 in noninfectious anterior uveitis in the first half of 2015. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “aim,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the Institutional Review Board’s acceptance of the protocol for Aldeyra’s planned Phase II clinical trial of NS2 in noninfectious anterior uveitis, the timing of enrollment and completion of Aldeyra’s clinical trials, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval to conduct clinical trials and to commercialize Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Aldeyra’s Annual Report on Form 10-K for the year ended December 31, 2014, which will be filed with the SEC in the first quarter of 2015.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

David Burke

The Ruth Group

Tel: +1 646-536-7009

dburke@theruthgroup.com